BDR Showalter, Inc.



December 2, 2004


Gary Allhusen
Exective Vice President
Caneum, Inc.
170 Newport Center Dr.
Suite 220
Newport Beach, CA 92660

Dear Mr. Allhusen:

The purpose of this letter is to confirm the engagement of BDR
Showalter, Inc., ("BDR Showalter") by Caneum, Inc. (the "Company") on an exclusive basis for a period of twelve (12 months), to render investment relations and corporate public relations services to the Company (the "Agreement").

1.   Engagement of BDR Showalter:  The Company hereby engages BDR
Showalter and BDR Showalter hereby agrees to render services to the Company as an investment relations and corporate public relations consultant.

2. Scope of Engagement. The Company is examining methods of obtaining exposure and liquidity for its stock. During the term of this Agreement, BDR Showalter shall provide advice to the Company regarding public relations and the Company's relations with its securities holders and introductions to institutional investors.

The investor relation's services shall include advice and consultation on all media, marketing and investor relations materials, assistance in preparation of press releases for your approval, scheduling of public appearances to include road shows, and preliminary handling through our offices of media and investor inquiries.

In addition, BDR Showalter will assist the Company in obtaining increased sponsorship of additional market makers and will also become involved with the placement of blocks of the Company's stock, should any become available for sale. It is expected that the Company will do a management presentation to BDR Showalter's broker network and analysts and BDR Showalter will sponsor the Company at industry conferences such as RIBA, as it deems appropriate. In conjunction with its other activities for the Company, BDR Showalter will assist the Company in obtaining additional research coverage from other broker/dealers and independent analysts.

BDR Showalter shall not, by this Agreement be prevented or barred from rendering services of the same or similar nature, as herein described, or services of any nature whatsoever for, or on behalf of, persons, firms, or corporations other than the Company.

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3.   Term & Termination:  This Agreement shall be for Twelve (12)
months beginning January 1, 2005. This Agreement will automatically renew for additional Six (6) month terms, unless otherwise notified in writing, by means of a notice of intent not to renew, at least 30 days prior to the expiration of the Agreement. If a party to this Agreement shall (i) commit a breach of any material obligation imposed upon it by this Agreement, (ii) default in making any payment as required under this Agreement, (iii) become insolvent, be subject to a petition in bankruptcy filed by or against it or be placed under the control of a receiver, liquidator or committee of creditors, (iv) assign or attempt to assign this Agreement, other than as set forth herein, without the prior written consent of the other party, the other party may, if it so elects, immediately terminate this Agreement by giving written notice of default. The party in default shall have ten (10) calendar days thereafter to correct the default. In the event it does not, termination shall take effect at the end of the ten (10) day notice period.

4. Fees: The Company will pay BDR Showalter Seven Thousand Five Hundred Dollars ($7,500) every 30 days beginning upon execution of this Agreement. Said fee shall be inclusive of any fees due and payable to RedChip (or successor thereto) pursuant to the agreement between RedChip (or successor thereto) and BDR Showalter for RedChip (or successor thereto) to render services on behalf of Caneum.

5. Disclaimer of Responsibility for Acts of the Company: The obligations of BDR Showalter described herein are strictly limited to that of providing Investor and Public Relations Services to the Company. In no event shall BDR Showalter be required or permitted by this Agreement to act as the agent of the Company or otherwise to represent or make decisions for Company. All final decisions with respect to acts of Company or its affiliates, whether or not made pursuant to or in reliance on information or advice furnished by BDR Showalter hereunder, shall be those of the Company or its affiliates and BDR Showalter shall under no circumstances be liable for any expense incurred or loss suffered by Company as a consequence of such decisions.

6. Expenses: The Company is responsible for all pre-approved costs related to the services to be rendered under this Agreement, which may include but is not limited to the preparation and production of media documentation, printing and reproduction costs, road show and travel related expense and miscellaneous out-of-pocket expenses incurred in connection with this engagement. The Company will be required to pay for all expenses in excess of $500 in advance by either providing for direct billing to the Company or Company's credit card. Any planned expenses by BDR Showalter on behalf of the Company, related to this engagement will be invoiced to the Company for approval and payment.

7. Late Fees and Finance Charges: All fees and expenses not received by BDR Showalter by the respective due date are subject to a late fee and interest will be charged at the rate of 1% per month on all outstanding balances. In the event that an account becomes delinquent, BDR Showalter employs the same prudent collection procedures as other businesses and if it becomes necessary to file suit or to engage a collection agency for the collection of any fees and/or costs, the Company shall pay all related costs and expenses, including reasonable attorneys' fees.

8.   Indemnification.

     A. BDR Showalter shall defend and indemnify the Company, and Company's agent's directors, officers, employees, Agents and representatives, against any loss, damages, costs or expenses
(including reasonable attorney's fees) incurred or suffered by them as a result of any third party claim arising from a breach by BDR
Showalter of this Agreement or any act or omission of BDR Showalter, its directors, officers, employees, Subagents, or other

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

representatives, in the course of BDR Showalter's services hereunder.

     B. Company shall defend and indemnify BDR Showalter, and BDR Showalter's directors, officers, employees, Agents and representatives, against any loss, damages, costs or expenses
(including reasonable attorney's fees) incurred or suffered by them as a result of any third party claim arising from a breach by Company of this Agreement.

9. Successors. This Agreement is binding upon the parties hereto and their respective permissible assigns, successors, heirs and personal representatives, and shall inure to their benefit.

10. Assignment. Neither this Agreement nor any right pursuant hereto or interest herein shall be assignable by any of the parties hereto without the prior written consent of the other parties hereto, except as expressly permitted herein.

11. Governing Law. This Agreement shall be governed and construed and enforced in accordance with the laws of the State of California applicable to Agreements to be entered into and entirely performed in such State.

12. Costs and Attorneys' Fees. If any action, suit, arbitration proceeding or other proceeding is instituted arising out of these Agreement, the prevailing party shall recover all of such party's costs, including, without limitation, the court costs and attorneys' fees incurred therein, including any and all appeals or petitions therefrom. As used herein, "attorneys' fees" shall mean the full and actual costs of any legal services actually rendered in connection with the matters involved, calculated on the basis of the usual fee charged by the attorneys performing such services.

13. Waiver and Amendment. No waiver, amendment or modification of any provision of this Agreement shall be effective unless consented to by both parties in writing. No failure or delay by either party in exercising any rights, power or remedy under this Agreement shall operate as a waiver of such right, power or remedy. Any terms and/or conditions of this Agreement may be waived at any time, pursuant to this section, but a waiver in one instance shall not be deemed to constitute a waiver in any other instance.

14. Severability. In the event that any provision of this Agreement shall be held to be invalid, illegal or unenforceable in any circumstances, the remaining provisions shall nevertheless remain in full force and effect and shall be construed as if the unenforceable portions were deleted.

15. Section Headings; Defined Terms. Numbered and titled section headings and defined terms are for convenience only and shall not he construed as amplifying or limiting any of the provisions of this Agreement.

16. Entire Agreement. This Agreement and any exhibits herein incorporated and attached hereto supersede all prior and contemporaneous negotiations and agreements (whether written or oral) and constitute the entire understanding among the parties.

Please confirm that the foregoing correctly sets forth your understanding of our agreement and return one executed copy of this Agreement to our office at 170 Newport Center Drive, Suite 220,
Newport Beach, CA 92660.

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

Very truly yours,

BDR Showalter, Inc.

By:  /s/ Jason Daggett
     Mr. Jason Daggett

Accepted and agreed to this 6th day of December, 2004

CANEUM, INC.

By:  /s/ Gary Allhusen
     Mr. Gary Allhusen, Executive Vice President



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